Exhibit 99.1
PENWEST REPORTS THIRD QUARTER AND NINE MONTH 2005
FINANCIAL RESULTS
Danbury, CT, October 27, 2005 — Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced its financial results for the third quarter and nine-month period ended September 30, 2005.
Third Quarter
Total revenues for the third quarter of 2005 were $3.0 million compared to $1.2 million in the third quarter of 2004. Third quarter 2005 revenues included $2.25 million in revenue recognized under the license agreement between Penwest and Prism Pharmaceuticals, Inc., which was terminated in the third quarter of 2005, and $748,000 in royalties on sales by Mylan Pharmaceuticals of Pfizer’s 30 mg generic version of Procardia XL®. Substantially all of the $1.2 million in revenues in the third quarter of 2004 were generated from royalties on sales by Mylan.
Net loss for the third quarter of 2005 was $3.0 million, or $0.14 per share, compared to a net loss of $5.0 million, or $0.27 per share, in the third quarter of 2004. This decrease in the net loss primarily reflects the $2.25 million in revenue recognized under the license agreement with Prism.
Selling, general and administrative expenses increased $231,000 to approximately $2.6 million in the third quarter of 2005, compared to approximately $2.3 million in the third quarter of 2004, reflecting increased directors’ and professional fees in 2005.
Research and product development expenses for the third quarter of 2005 were $4.0 million, compared to $4.1 million for the third quarter of 2004, a decrease of $153,000. This decrease was primarily due to lower spending on PW2101, a beta blocker intended for the treatment of hypertension and angina, in the third quarter of 2005 than in the third quarter of 2004, as Penwest’s 2004 expenses included the costs of a clinical trial of PW2101. This decrease was substantially offset by increased spending on the development of other Phase I compounds for products intended for the treatment of diseases of the central nervous system.
As previously announced, Endo Pharmaceuticals Inc., Penwest’s partner in the development and commercialization of oxymorphone extended-release tablets (oxymorphone ER), reported on August 22, 2005, positive results from the Phase III clinical trial of this drug conducted under the FDA’s special protocol assessment process, and reported on October 3, 2005, positive results from a second Phase III clinical trial. Endo has reported that they believe these trials will supplement a previously submitted trial that Endo believes the FDA has already accepted as demonstrating efficacy in the intended patient population.
Robert J. Hennessey, President and Chief Executive Officer of Penwest, said, “In the third quarter, we continued to move forward in implementing our drug development strategy focused on products intended for the treatment of diseases of the central nervous system. With respect to progress in the approval of oxymorphone ER, we are pleased with the positive results of the two recently completed pivotal studies for this product. Endo has stated that it intends to submit its complete response to the FDA’s NDA approvable letter by early 2006, and we expect Endo to receive an action letter from the FDA within six months of filing the complete response. If approval is granted at that time, we anticipate the commercial launch of oxymorphone ER in the second half of 2006.”
At September 30, 2005, Penwest had $61.3 million in cash and investments, compared with $74.4 million as of December 31, 2004.
Nine Months
For the nine months ended September 30, 2005, Penwest reported total revenues of $5.3 million, compared with $4.0 million in the comparable period in 2004. The nine months ended September 30, 2005 included the $2.25 million recognized in connection with the Prism license agreement in the third quarter of 2005, as noted above, and $3.0 million in royalties on sales by Mylan of generic Procardia XL. Substantially all of the royalty and licensing fees in the nine months ended September 30, 2004 were generated from royalties on sales by Mylan of generic Procardia XL. There were no product sales of formulated TIMERx in the 2005 nine-month period, compared to product sales of $226,000 in the 2004 nine-month period.
Net loss for the nine months ended September 30, 2005 was $17.6 million, or $0.81 per share, compared with the net loss of $17.3 million, or $0.94 per share, for the comparable period of 2004.
SG&A expenses for the nine months ended September 30, 2005 increased approximately $3.1 million to $10.3 million, from $7.2 million for the comparable period of 2004. This increase was primarily attributable to a one-time charge of approximately $3.0 million in the first quarter of 2005 that was recorded by Penwest in connection with the agreement it entered into with Tod Hamachek, Penwest’s former Chairman and Chief Executive Officer, upon his resignation in February 2005. The $3.0 million charge includes a non-cash charge of approximately $2.4 million relating to the accelerated vesting and extension of exercise periods of stock options held by Mr. Hamachek. This compensation charge accounted for $0.14 per share of the net loss for the nine months ended September 30, 2005. SG&A also included increased directors’ fees of approximately $300,000 for the 2005 nine-month period compared with the 2004 nine-month period.
R&D expenses for the nine months ended September 30, 2005 decreased $634,000 to $14.0 million, from $14.6 million for the comparable period of 2004. This reduction was primarily due to a decrease in spending on PW2101, which was offset by increased spending in 2005 on PW2132, a compound under development for the treatment of edema resulting from congestive heart failure, and on the development of other Phase I compounds for products intended for the treatment of diseases of the central nervous system.
Conference Call and Webcast
Mr. Hennessey and Jennifer Good, Penwest’s Chief Financial Officer, will be holding a conference call today at 11:00 am EDT to discuss Penwest’s operations and financial results for the third quarter of 2005. The dial-in numbers for the call are: Domestic — 800-895-1549; International - 785-424-1057. The conference ID is “Penwest.” The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com.

Penwest Pharmaceuticals
Penwest develops pharmaceutical products based on innovative oral drug delivery technologies. We are focusing our development efforts principally on products that address diseases of the central nervous system. The foundation of our technology platform is TIMERx®, an extended release delivery system that is adaptable to soluble and insoluble drugs and that is flexible for a variety of controlled release profiles. We have also developed two additional oral drug delivery systems, Geminex® and SyncroDose™. Geminex is a dual drug delivery system that is designed to provide independent release of different active ingredients contained in a drug, and SyncroDose is a drug delivery system that is designed to release the active ingredient of a drug at the desired site and time in the digestive tract.
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include; dependence on collaborators such as Endo Pharmaceuticals to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and/or to advance clinical development and commercialization of products; regulatory risks relating to drugs in development such as oxymorphone ER, including the timing and outcome of regulatory action; uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or the regulatory approval of, the product that is the subject of the trial; actual and potential competition; the need for capital; and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2005, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

Contact:	Jennifer Good	Caroline Gentile/Jim Fingeroth
	Senior Vice President and	Kekst and Company
	Chief Financial Officer	(212) 521-4800
(203) 796-3701
(877) 736-9378
(Table Follows)

Penwest Pharmaceuticals Co.
Statements of Operations
(In thousands, except per share data, Unaudited)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
Revenues:
Royalties & licensing fees	$3,004	$1,206	$5,282	$3,733
Product sales	—	4	—	226

Total revenues	3,004	1,210	5,282	3,959
Cost of revenues	8	15	30	93

Gross profit	2,996	1,195	5,252	3,866
Operating Expenses:
Selling, general and administrative	2,554	2,323	10,318	7,187
Research and product development	3,950	4,103	13,980	14,614

Total operating expenses	6,504	6,426	24,298	21,801

Operating loss	(3,508)	(5,231)	(19,046)	(17,935)
Investment income	522	228	1,427	645

Loss before income tax	(2,986)	(5,003)	(17,619)	(17,290)
Income tax expense	—	5	—	5

Net loss	$(2,986)	$(5,008)	$(17,619)	$(17,295)

Basic and diluted net loss per common share:	$(0.14)	$(0.27)	$(0.81)	$(0.94)

Weighted average shares of common stock outstanding	21,714	18,496	21,683	18,464

Other Information

	September 30, 2005	December 31, 2004
Cash and investments	$61,271	$74,370

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